Exhibit 11

Statements Re: Computation of Per Share Earnings

	Three months ended March 31,
(Dollars in millions except share data)	2005	2004

Numerator:
Net income—basic and diluted	$144	$146

Denominator:
Weighted-average common shares outstanding	175,554,038	176,751,661
Effect of stock options	2,303,123	1,919,024

Adjusted weighted-average shares	177,857,161	178,670,685

Earnings per share:
Basic	$0.82	$0.83
Diluted	$0.81	$0.82

Anti-Dilutive Securities

Certain option shares were not included in the computation of diluted earnings per share for the three-month period ended March 31, 2004, since inclusion of these option shares would have anti-dilutive effects, as the options’ exercise prices exceeded the respective average market prices of the company’s shares. There were no anti-dilutive option shares for the three months ended March 31, 2005.

	Three months ended March 31,
	2005	2004

Number of anti-dilutive option shares	0	264,600

Exercise price	$0.00	$41.15

Cincinnati Financial Corporation

40	Form 10-Q for the Quarter Ended March 31, 2005